HILLS BANCORPORATION                                                  EXHIBIT 11


STATEMENT RE COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
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                                                                       Year Ended December 31,
                                                                --------------------------------------
                                                                  2001          2000           1999
                                                                --------------------------------------
Shares of common stock, beginning .........................     1,495,483     1,495,941      1,469,443

Shares of common stock, ending ............................     1,498,558     1,495,483      1,495,941

Computation of weighted average number of basic and
  diluted shares:
  Common shares outstanding at the beginning of the year ..     1,495,558     1,495,941      1,469,443
  Weighted average number of net shares issued (redemption)         1,506           (35)        14,097
        Weighted average shares outstanding (basic) .......     1,497,064     1,495,906      1,483,540
Weighted average of potential dilutive shares
  attributable to stock options granted, computed under
  the treasury stock method ...............................        12,432        12,875         11,784
        Weighted average number of shares (diluted) .......     1,509,496     1,508,781      1,495,324

Net income (In Thousands) .................................   $    10,144   $     9,366    $     8,466

Earnings per share:
  Basic ...................................................   $      6.78   $      6.26    $      5.70
  Diluted .................................................   $      6.72   $      6.21    $      5.66

Dividends per common share ................................   $      1.60   $      1.45    $      1.30
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